Exhibit 23.1

                             BAUM & COMPANY, P.A.
                       1515 UNIVERSITY DRIVE - SUITE 226
                         CORAL SPRINGS, FLORIDA 33071

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 27, 2007

The Board of Directors
Casino Players, Inc.
2400 E. Commercial Blvd., #618
Ft. Lauderdale, FL  33308


We hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission of our report dated June 20, 2007 with respect to the financial statements of Casino Players Inc. for the years ended December 31, 2006 and 2005, and our report dated September 27, 2005 with respect to financial statements of Casino Rated Players, Inc. for the year ended December 31, 2004.

We also consent to the reference to our firm under the caption "Experts" in this registration statement.


/s/ Baum & Company, P.A.

Coral Springs, Florida

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